                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b)(c), AND (d) AND
                  AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. ___)1

                               TRANSMONTAIGNE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK ($.01 PAR VALUE)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    893934109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 MARCH 26, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

----------------------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                                              Page 2 of 11 Pages

                                  SCHEDULE 13G

CUSIP NO.   893934109
            ---------

1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      FLEMING US DISCOVERY FUND III, L.P.

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |X|
                                                                       (B) |_|

--------------------------------------------------------------------------------

3     SEC USE ONLY

--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

--------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
   NUMBER OF                    1,838,648 SHARES OF COMMON STOCK
     SHARES       --------------------------------------------------------------

  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                    294,725 SHARES OF COMMON STOCK
      EACH        --------------------------------------------------------------

    REPORTING              7   SOLE DISPOSITIVE POWER
     PERSON                     1,838,648 SHARES OF COMMON STOCK
      WITH        --------------------------------------------------------------

                           8   SHARED DISPOSITIVE POWER
                               294,725 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,133,373 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON*
      PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 3 of 11 Pages

                                  SCHEDULE 13G

CUSIP NO. 893934109
          ---------

1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      FLEMING US DISCOVERY OFFSHORE FUND III, L.P.

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) |X|
                                                                         (B) |_|

--------------------------------------------------------------------------------

3     SEC USE ONLY

--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      BERMUDA

--------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
   NUMBER OF                   294,725 SHARES OF COMMON STOCK
     SHARES       --------------------------------------------------------------

  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                   1,838,648 SHARES OF COMMON STOCK
      EACH        --------------------------------------------------------------

    REPORTING              7   SOLE DISPOSITIVE POWER
     PERSON                    294,725 SHARES OF COMMON STOCK
      WITH        --------------------------------------------------------------

                           8   SHARED DISPOSITIVE POWER
                               1,838,648 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,133,373 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON*
      PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 11 Pages

                                  SCHEDULE 13G

CUSIP NO. 893934109
          ---------

1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      FLEMING US DISCOVERY PARTNERS, L.P.

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |X|
                                                                       (B) |_|

--------------------------------------------------------------------------------

3     SEC USE ONLY

--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

--------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
    NUMBER OF                  0 SHARES OF COMMON STOCK
     SHARES       --------------------------------------------------------------

  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                   2,133,373 SHARES OF COMMON STOCK
     EACH         --------------------------------------------------------------

   REPORTING               7   SOLE DISPOSITIVE POWER
    PERSON                     0 SHARES OF COMMON STOCK
     WITH         --------------------------------------------------------------

                           8   SHARED DISPOSITIVE POWER
                               2,133,373 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,133,373 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON*
      PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 5 of 11 Pages

                                  SCHEDULE 13G

CUSIP NO. 893934109
          ---------

1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      FLEMING US DISCOVERY, LLC

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) / /
                                                                         (B) / /

--------------------------------------------------------------------------------

3     SEC USE ONLY

--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

--------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
    NUMBER OF                  2,133,373 SHARES OF COMMON STOCK
     SHARES       --------------------------------------------------------------

  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                   2,133,373 SHARES OF COMMON STOCK
     EACH         --------------------------------------------------------------

   REPORTING               7   SOLE DISPOSITIVE POWER
    PERSON                     2,133,373 SHARES OF COMMON STOCK
     WITH         --------------------------------------------------------------

                           8   SHARED DISPOSITIVE POWER
                               2,133,373 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,133,373 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON*
      OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 11 Pages

                                  SCHEDULE 13G

CUSIP NO. 893934109
          ---------

1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ROBERT FLEMING, INC.

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (A) / /
                                                                         (B) / /

--------------------------------------------------------------------------------

3     SEC USE ONLY

--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE

--------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
    NUMBER OF                  0 SHARES OF COMMON STOCK
     SHARES       --------------------------------------------------------------

  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                   0 SHARES OF COMMON STOCK
     EACH         --------------------------------------------------------------

   REPORTING               7   SOLE DISPOSITIVE POWER
    PERSON                     0 SHARES OF COMMON STOCK
     WITH         --------------------------------------------------------------

                           8   SHARED DISPOSITIVE POWER
                               0 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,133,373 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON*
      IA, CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 11 Pages

                                  SCHEDULE 13G

CUSIP NO. 893934109
          ---------

1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ROBERT FLEMING HOLDINGS, LTD.

--------------------------------------------------------------------------------

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (A) / /
                                                                        (B) / /

--------------------------------------------------------------------------------

3     SEC USE ONLY

--------------------------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED KINGDOM

--------------------------------------------------------------------------------

                           5   SOLE VOTING POWER
    NUMBER OF                  0 SHARES OF COMMON STOCK
     SHARES       --------------------------------------------------------------

  BENEFICIALLY             6   SHARED VOTING POWER
    OWNED BY                   0 SHARES OF COMMON STOCK
     EACH         --------------------------------------------------------------

   REPORTING               7   SOLE DISPOSITIVE POWER
    PERSON                     0 SHARES OF COMMON STOCK
     WITH         --------------------------------------------------------------

                           8   SHARED DISPOSITIVE POWER
                               0 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,133,373 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

--------------------------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7%

--------------------------------------------------------------------------------

12    TYPE OF REPORTING PERSON*
      HC, CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 11 Pages

ITEM 1(a).  NAME OF ISSUER:

         TransMontaigne Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         370 Seventeenth Street
         Denver, Colorado  80202

ITEM 2(a).  NAME OF PERSON FILING:

         The information required by this Item is set forth in Appendix 1 attached hereto.

         This statement is being filed pursuant to a Joint Filing Agreement (attached as Exhibit 1 and incorporated herein by reference) by (i) Fleming US Discovery Fund III, L.P. ("US Fund"), (ii) Fleming US Discovery Offshore Fund III, L.P. ("Offshore Fund"), (iii) Fleming US Discovery Partners, L.P. ("Fleming Partners"), the general partner of the US Fund and a general partner of the Offshore Fund, (iv) Fleming US Discovery, LLC ("Discovery"), the general partner of Fleming Partners,
         (v) Robert Fleming, Inc. ("RFI"), investment adviser to the US Fund and Offshore Fund (collectively, the "Funds"), and (vi) Robert Fleming Holdings, Ltd. ("RFH"), the indirect parent of RFI (sometimes collectively referred to as the "Reporting Persons").

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,
                IF NONE, RESIDENCE:

         The information required by this Item is set forth in Appendix 1 attached hereto.

ITEM 2(c).  CITIZENSHIP:

         The information required by this Item is set forth in Appendix 1 attached hereto.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         Common Stock.

ITEM 2(e).  CUSIP NUMBER:

         893934109

ITEM 3.

         If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

                                                              Page 9 of 11 Pages

ITEM 4.  OWNERSHIP:

         The following information is provided as of April 5, 1999:

         (a)      Amount Beneficially Owned:

                  (i) Fleming US Discovery Fund III, L.P. is the beneficial owner of 2,133,373 shares.

                  (ii) Fleming US Discovery Offshore Fund III, L.P. is the beneficial owner of 2,133,373 shares.

                  (iii) Fleming US Discovery Partners, L.P. is the beneficial owner of 2,133,373 shares.

                  (iv) Fleming US Discovery, LLC is the beneficial owner of 2,133,373 shares.

                  (v) Robert Fleming, Inc. is the beneficial owner of 2,133,373 shares.

                  (vi) Robert Fleming Holdings, Ltd. is the beneficial owner of 2,133,373 shares.


         (b)      Percent of Class:

                  7% for Fleming US Discovery Fund III, L.P.;
                  7% for Fleming US Discovery Offshore Fund III, L.P.; 7% for Fleming US Discovery Partners, L.P.;
                  7% for Fleming US Discovery, LLC;
                  7% for Robert Fleming, Inc.; and
                  7% for Robert Fleming Holdings, Ltd.

         (c)      Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote:

                           1,838,648 shares for Fleming US Discovery Fund III, L.P.;
                           294,725 shares for Fleming US Discovery Offshore Fund III, L.P.;
                           0 shares for Fleming US Discovery Partners, L.P.; 2,133,373 shares for Fleming US Discovery, LLC;
                           0 shares for Robert Fleming, Inc.; and
                           0 shares for Robert Fleming Holdings, Ltd.

                  (ii) shared power to vote or to direct the vote:

                           294,725 shares for Fleming US Discovery Fund III,
                           L.P.;
                           1,838,648 shares for Fleming US Discovery Offshore Fund III, L.P.;
                           2,133,373 shares for Fleming US Discovery Partners, L.P.;

                                                             Page 10 of 11 Pages

                           2,133,373 shares for Fleming US Discovery, LLC; 0 shares for Robert Fleming, Inc.; and
                           0 shares for Robert Fleming Holdings, Ltd.

                  (iii) sole power to dispose or to direct the disposition of:

                           1,838,648 shares for Fleming US Discovery Fund III, L.P.;
                           294,725 shares for Fleming US Discovery Offshore Fund III, L.P.;
                           0 shares for Fleming US Discovery Partners, L.P.; 2,133,373 shares for Fleming US Discovery, LLC;
                           0 shares for Robert Fleming, Inc.; and
                           0 shares for Robert Fleming Holdings, Ltd.

                  (iv) shared power to dispose or to direct the disposition of:

                           294,725 for Fleming US Discovery Fund III, L.P.; 1,838,648 shares for Fleming US Discovery Offshore Fund III, L.P.;
                           2,133,373 shares for Fleming US Discovery Partners, L.P.;
                           2,133,373 shares for Fleming US Discovery, LLC;
                           0 shares for Robert Fleming, Inc.; and
                           0 shares for Robert Fleming Holdings, Ltd.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Inapplicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON:

          No other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities owned by Fleming US Discovery Fund III, L.P., Fleming US Discovery Offshore Fund III, L.P., Fleming US Discovery Partners, L.P., Fleming US Discovery, LLC, Robert Fleming, Inc. and Robert Fleming Holdings, Ltd.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Inapplicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Inapplicable.

                                                             Page 11 of 11 Pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Inapplicable.

ITEM 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      April 5, 1999
                              Fleming US Discovery Fund III, L.P.
                                 By: Fleming US Discovery Partners, L.P., its general partner
                                        By:   Fleming US Discovery, LLC, its
                                              general partner

                                              By:   /s/ Robert L. Burr
                                                    ----------------------------
                                                    Robert L. Burr, member

                              Fleming US Discovery Offshore Fund III, L.P.
                                 By: Fleming US Discovery Partners, L.P., its general partner
                                        By:  Fleming US Discovery, LLC,
                                             its general partner

                                             By:   /s/ Robert L. Burr
                                                   -----------------------------
                                                   Robert L. Burr, member

                              Fleming US Discovery Partners, L.P.
                                 By:    Fleming US Discovery, LLC, its
                                        general partner

                                        By:   /s/ Robert L. Burr
                                              ----------------------------------
                                              Robert L. Burr, member

                              Fleming US Discovery, LLC

                                 By:    /s/ Robert L. Burr
                                 -----------------------------------------------
                                 Robert L. Burr, member

                              Robert Fleming, Inc.

                                 By:    /s/ Arthur A. Levy
                                 -----------------------------------------------
                                  Arthur A. Levy, Vice Chairman

                              Robert Fleming Holdings, Ltd.

                                 By:    /s/ Arthur A. Levy
                                 -----------------------------------------------
                                  Arthur A. Levy, Director

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

      Pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree to jointly file the Schedule 13G dated April 5, 1999 and any amendments thereto with respect to the beneficial ownership by each of the undersigned of shares of common stock of TransMontaigne Inc. Such joint filings may be executed by one or more of us on behalf of each of the undersigned.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Executed this day of April 5, 1999.

                              Fleming US Discovery Fund III, L.P.
                                 By: Fleming US Discovery Partners, L.P., its general partner
                                        By:   Fleming US Discovery, LLC, its
                                              general partner

                                              By:   /s/ Robert L. Burr
                                                    ----------------------------
                                                    Robert L. Burr, member

                              Fleming US Discovery Offshore Fund III, L.P.
                                 By: Fleming US Discovery Partners, L.P., its general partner
                                        By:  Fleming US Discovery, LLC,
                                             its general partner

                                             By:   /s/ Robert L. Burr
                                                   ----------------------------
                                                   Robert L. Burr, member

                              Fleming US Discovery Partners, L.P.
                                 By:    Fleming US Discovery, LLC, its
                                        general partner

                                             By:   /s/ Robert L. Burr
                                                   ----------------------------
                                                   Robert L. Burr, member

                             Fleming US Discovery, LLC

                                By:    /s/ Robert L. Burr
                                       -----------------------------------------
                                       Robert L. Burr, member

                             Robert Fleming, Inc.

                                By:    /s/ Arthur A. Levy
                                       -----------------------------------------
                                       Arthur A. Levy, Vice Chairman

                             Robert Fleming Holdings, Ltd.

                                By:    /s/ Arthur A. Levy
                                       -----------------------------------------
                                       Arthur A. Levy, Director

                                                                      Appendix 1



                 ADDRESS, ORGANIZATION AND PRINCIPAL BUSINESS OF
            EACH REPORTING PERSON REQUIRED BY ITEM 2(a),(b), and (c)




                                         PRINCIPAL BUSINESS AND
NAME OF PERSON FILING                    OFFICE ADDRESS                        PLACE OF ORGANIZATION

Fleming US Discovery Fund III, L.P.      320 Park Avenue, 11th Floor           Delaware limited partnership
("US Fund")                              New York, NY  10022

Fleming US Discovery Offshore            c/o Bank of Bermuda, Ltd.,            Bermuda limited partnership
Fund III, L.P.                           6 Front St
("Offshore Fund," with US Fund, the      Hamilton HM 11 Bermuda
"Funds")

Fleming US Discovery Partners, L.P.      320 Park Avenue, 11th Floor           Delaware limited partnership
("Fleming Partners")                     New York, NY  1002

Fleming US Discovery, LLC                320 Park Avenue, 11th Floor           Delaware limited liability
                                         New York, NY  1002                    company

Robert Fleming, Inc.                     320 Park Avenue, 11th Floor           Delaware corporation
                                         New York, NY  1002

Robert Fleming Holdings, Ltd.            25 Copthall Avenue                    United Kingdom company
                                         London EC2B 7PQ, England